EXHIBIT 14

FOR IMMEDIATE RELEASE:                                                      NEWS
April 5, 1999                                        Nasdaq National Market/AVRT
                                                                   www.avert.com

                 AVERT, INC. ANNOUNCES INTERNET PARTNERSHIP WITH
                     LEADERSONLINE FROM HEIDRICK & STRUGGLES
       Pre-employment Screening Integrated with Online Recruiting Service

FORT  COLLINS,  Colorado  -  Avert,  Inc.  (Nasdaq  National  Market/AVRT),   an
Internet-based information network company providing employment background checks to a diverse nationwide customer base, today announced a partnership agreement with LeadersOnline(TM), an online recruiting service from Heidrick and Struggles, the leading worldwide IT executive recruiting firm.

Avert is linked through LeadersOnline(TM) recruiting service, a subsidiary of Heidrick and Struggles. The LeadersOnline(TM) recruiting process locates strong candidates and reduces the risk of hiring unqualified candidates by providing background verifications. Avert provides background checking information within 48 hours via a secure online connection.

"We researched the pre-employment screening marketplace and selected Avert. Their advanced technology delivers background checks through a seamless Internet connection with our Enterprise Electronic Recruiting system," said Michael Arrigo, president of LeadersOnline(TM).

The announcement follows an initial pilot arrangement by which Avert's products were offered to LeadersOnline(TM) clients. As part of the agreement, the LeadersOnline(TM) sales force will be marketing the Avert services directly to its customers and Avert personnel will provide communications support, customer and sales training.

Each LeadersOnline(TM) client will have direct access to Avert and, upon establishing an account, will pay an annual administration fee plus all charges for products and services ordered. Estimated revenue will vary by specific products and services ordered by each client.

The term of the agreement shall be two years from date of execution by both parties with an annual automatic renewal if not terminated by either party at least 30 days prior to the date of the agreement.


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"Avert is excited about the partnership  with  LeadersOnline(TM)  and Heidrick &
Struggles," said Dean Suposs, president and CEO of Avert. "Verifying background information is vital to hiring qualified candidates. Heidrick & Struggles is one of few recruiting firms that is insuring each candidate is qualified before a potential employer and a candidate meet one another."

"We've found that almost one-third of applicants misrepresent their employment records and about one-fourth misrepresent their education. Verifying this information is the only way to avoid the risk of hiring unqualified candidates," said Suposs.

About Avert, Inc.
Avert is the leading provider of Internet pre-employment screening solutions linked through AVERTnet (Y2K Compliant), a secure network of Internet background checking services. Avert uses Internet technology to create solutions that streamline the hiring process. More than 10,000 companies nationwide utilize Avert and the Web-based background checking system which incorporates criminal court records, driving records, previous employment verification, workers' compensation histories, credit histories, education verification and Social Security Number validations. AVERTnet is customized to meet the unique concerns, policies and procedures of companies nationwide. Additional information about Avert background checking solutions is available on the Internet at www.avert.com.


About LeadersOnline(TM)

LeadersOnline is a leading-edge Internet recruiting service for technology professionals. Developed as a complete end-to-end online recruiting solution, LeadersOnline(TM) integrates proactive sourcing, applicant tracking and workflow, and background verifications - all accessible via a Web browser. Backed by Heidrick & Struggles, LeadersOnline(TM) blends the best of executive search with the best of the Internet to provide a valuable service to both clients and candidates. The service focuses on matching emerging leaders with high caliber IT positions. For more information, visit www.leadersonline.com.

About Heidrick & Struggles
Heidrick & Struggles, Inc., is a worldwide leader in executive recruiting with over four decades of experience serving Global 2000 companies, not-for-profit organizations and private investors in 59 offices on six continents. The key to the firm's success has been to provide quality, expert service that meets a client's particular requirements and a candidate's individual needs. The firm's International Technology practice, established in 1983, is one of the largest in the world, with more than 250 professionals conducting over 1,100 search assignments each year. Specialty practices include Telecom, CIO/Systems, Multimedia and Software. In November 1998, the International Association of Corporate and Professional Recruitment named Heidrick & Struggles the best performing search firm. For more information, visit www.heidrick.com.

CONTACT:
Avert, Inc. Investor Relations - 800.367.5933

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